Exhibit 99.1

C.H. Robinson Initiates Leadership Transition

Scott Anderson Appointed Interim Chief Executive Officer

Bob Biesterfeld to Step Down as President and Chief Executive Officer

C.H. Robinson Board of Directors Initiates Search for Permanent Successor

Minneapolis, January 3, 2023 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) announced today that Scott Anderson, Chair of the Board of Directors has been appointed Interim Chief Executive Officer, effective January 1, 2023. Bob Biesterfeld has stepped down as President and Chief Executive Officer and as a member of the Board, effective December 31, 2022.

The Board has commenced a search for a new permanent CEO and has retained Russell Reynolds, a leading national executive search firm, to assist in the process of identifying internal and external candidates. With Mr. Anderson’s appointment as interim CEO, Jodee Kozlak will become independent Chair of the C.H. Robinson Board. C.H. Robinson has also made changes to the membership of the Audit Committee and Governance Committee so that these committees remain composed solely of independent directors, and appointed Kermit Crawford the Chair of the Governance Committee.

“On behalf of the Board of Directors, I thank Bob for his many important contributions over the past three years as CEO and his 24 years with C.H. Robinson,” said Mr. Anderson. “Since joining Robinson in 1999, Bob has played an important role in positioning C.H. Robinson for long-term success, most recently leading the company through a challenging period, which included COVID-19 and dealing with supply chain disruptions. We wish him all the best.”

Mr. Anderson added, “I am honored to take on the role of Interim CEO and am committed to ensuring this will be a seamless transition for all C.H. Robinson stakeholders. Now is the right time for C.H. Robinson to accelerate our strategic initiatives and the Board is focused on identifying a CEO successor who can execute on the opportunities ahead for Robinson. I look forward to working closely with our talented employees to continue to improve our customer and carrier experience, and scale our digital processes to foster sustainable growth.”

“It has been a privilege to lead C.H. Robinson and this exceptional team,” said Mr. Biesterfeld. “I am proud of all that we have achieved together, and it has been a pleasure working with so many talented members of the team throughout the organization during my tenure as CEO. I am confident that C.H. Robinson’s industry leading people and culture will continue to ensure that the company is well-positioned for the future.”

About Scott Anderson

Mr. Anderson was appointed to the C.H. Robinson Board of Directors in January 2012 and has been Chair of the Board since 2020. Most recently, he was President and Chief Executive Officer of Patterson Companies from 2010 to 2017 and was elected as Chairman of the Board of Patterson Companies in April 2013. He served as a director on the Board of Duke Realty Corporation prior to its acquisition by Prologis this past October. He is a former Chairman of the Dental Trade Alliance, has served on the Board of Directors of the Ordway Theater and is a trustee of Gustavus Adolphus College, where he served as Chairman of the Board from 2019-2021. He is a senior advisor to TPG Capital’s healthcare team and heads the Executive Council of Carlson Private Capital. Mr. Anderson earned a Master of Business Administration from Northwestern University, Kellogg School of Management and his bachelor’s degree from Gustavus Adolphus College.

About Jodee Kozlak

Ms. Kozlak joined C.H. Robinson as a Director in 2013. Ms. Kozlak is the Founder and CEO of Kozlak Capital Partners, LLC, a private consulting firm. Prior to this role, Ms. Kozlak served as the Global Senior Vice President of Human Resources of Alibaba Group from February 2016 to November 2017. Prior to joining Alibaba Group, Ms. Kozlak was at Target Corporation beginning in January 2001, where she served in a variety of legal and leadership roles, including as the Executive Vice President and Chief Human Resources Officer from March 2007 through February 2016. Prior to joining Target in 2001, Ms. Kozlak was a Partner in the litigation practice of Greene Espel, PLLP, and a Senior Auditor at Arthur Andersen & Co. Ms. Kozlak serves as a board member of K.B. Home, MGIC Investment Corp., and Leslies, Inc. Ms. Kozlak is a past fellow of the Distinguished Careers Institute (DCI) at Stanford University, received a Juris Doctor degree from the University of Minnesota and a Bachelor of Arts degree in Accounting from the College of St. Thomas.

About Kermit Crawford

Mr. Crawford joined C.H. Robinson as a Director in 2020. Mr. Crawford previously served as President and Chief Operating Officer at Rite Aid Corporation from 2017 to 2019. Prior to joining Rite Aid, Mr. Crawford was an Operating Partner and Advisor with private equity firm Sycamore Partners from 2015 to 2017. He previously worked for Walgreens from 1983 to 2014 and he served in multiple roles of increasing responsibility, including Executive Vice President and President of Pharmacy, Health and Wellness and Executive Vice President and Senior Vice President of Pharmacy Services. Mr. Crawford has served on the Board of Directors for The Allstate Corporation, where he chairs the audit committee, since 2013. Mr. Crawford joined the Visa Board of Directors in 2022 and serves on the Audit & Risk Committee and Nominating & Corporate Governance Committee. He also serves on the Board of Directors for Northwestern Lake Forest Hospital and the Board of Trustees for The Field Museum. Mr. Crawford is a former member of the Board of Directors at TransUnion. Mr. Crawford holds a Bachelor of Science from The College of Pharmacy and Health Sciences at Texas Southern University.

About C.H. Robinson

C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $28 billion in freight under management and 20 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our 100,000 customers and 85,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

FOR INVESTOR INQUIRIES, CONTACT:	FOR MEDIA INQUIRIES, CONTACT:

Chuck Ives, Director of Investor Relations	Duncan Burns, Chief Communications Officer
Email: chuck.ives@chrobinson.com	Email: PublicRelations@chrobinson.com

Source: C.H. Robinson

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